Exhibit 10.10

HOMEAWAY, INC

2004 STOCK PLAN

ADDENDUM

Terms and Conditions for French Option Grants

The following terms and conditions will apply in the case of Option grants to French residents and to those individuals who are otherwise subject to the laws of France.

1. Definitions: All capitalized terms and expressions contained herein shall have the meanings ascribed to them in the Homeaway Inc. Stock Option Plan, it being specified that:

(a) “Applicable Laws” means the legal requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and French corporate, securities, labor and tax laws.

(b) “Employee” means (i) any person employed by the Company or a branch of the Company or a Subsidiary in a salaried position within the meaning Applicable Laws, who does not own more than 10% of the voting power of all classes of stock of the Company, or any Parent or Subsidiary, and who is a resident of the Republic of France or (ii) any person employed by the Company or a branch of the Company or a Subsidiary who is a resident of France for tax purposes or who performs his or her duties in France and is subject to French income social security contributions on his or her remuneration.

(c) “Fair Market Value” means, as of any date, the dollar value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market or Nasdaq Global Market of the Nasdaq Stock Market, its Fair Market Value will be the average quotation price for the last 20 days preceding the date of determination for such stock (or the average closing bid for such 20 day period, if no sales were reported) as quoted on such exchange or system and reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is quoted on the Nasdaq Stock Market (but not on the Nasdaq Global Select Market or Nasdaq Global Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean between the high bid and low asked prices for the Common Stock for the last 20 days preceding the date of determination; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Board of Directors.

(d) “Subsidiary” means any participating subsidiary of the Company located in the Republic of France and that falls within the definition of “subsidiary” within the meaning of Section L. 225-180 paragraph 1 of the French commercial code.

(e) “Termination” means if the Optionee is an Employee, the last day the Optionee worked as Employee irrespective of whether the termination of the employment agreement is due to resignation or dismissal of the Employee for any reason whatsoever; if the Optionee is a corporate officer as defined in Section 2 of this Addendum, Termination means the date on which he or she effectively leaves his or her position as a corporate officer for any reason whatsoever.

2. Eligibility: Options granted pursuant to this Addendum may be granted only to Employees. To the extent applicable to the Company, the “Président du conseil d’administration”, the “membres du directoire”, the “Directeur general”, the “directeurs généraux délégués”, the “Gérant” of a company with capital divided by shares who are not also Employees of a Subsidiary in accordance with a valid employment agreement may also be granted Options hereunder provided that the Optioned Stock are listed. For the purpose of this Addendum, when applicable, the rules set forth for an Employee shall be applicable to the aforementioned corporate officers.

3. Stock Subject to the Plan: The total number of Options outstanding which may be exercised for newly issued Shares may at no time exceed one-third of the Company’s voting stock, whether preferred stock of the Company or Common Stock. If any Optioned Stock is to consist of reacquired Shares, such Optioned Stock must be purchased by the Company, in the limit of 10% of its share capital, prior to the date of grant of the corresponding new Option and must be reserved and set aside for such purposes. In addition, the new Option must be granted within one (1) year of the acquisition of the Shares underlying such new Option.

4. Limitations Upon Granting of Options:

(a) Declaration of Dividend; Capital Increase: To the extent applicable to the Company, Options cannot be granted during the 20 trading days from (i) the date the Common Stock is trading on an ex-dividend basis or (ii) a capital increase.

(b) Non-Public Information: To the extent applicable to the Company, the Company shall not grant Options during the closed periods required under Section L 225-177 of the French Commercial Code. As a result, notwithstanding any other provision of the Plan, Options cannot be granted:

(i) during the ten (10) trading days preceding and following the date on which the consolidated accounts, or, if unavailable, the annual accounts, are made public;

(ii) during the period between the date on which the Company’s governing bodies (i.e., the Board of Directors) become aware of information which, if made public, could have a material impact on the price of the Shares, and the date ten (10) trading days after such information is made public.

(c) Right to Employment: Neither the Plan nor any Option shall confer upon any Optionee any right with respect to continuing the Optionee’s employment relationship with the Company or any Subsidiary.

5. Exercise Price. The exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Board of Directors upon the date of grant of the Option but in no event will be lower than (i) in case of issued Shares, the Fair Market Value on the date of grant or (ii) in case of reacquired Shares, the Fair Market Value on the date of grant for Incentive Stock Options and 85% of the fair Market Value on the date of grant for Non Statutory Stock Options. The exercise price cannot be modified while the Option is outstanding, except as required by Applicable Laws.

6. Term of Option: The term of each Option shall be as stated in the Option Agreement provided, however, that the maximum term of an Option shall not exceed ten (10) years from the date of grant of the Option.

7. Exercise of Option; Restriction on Sale:

(a) Except as otherwise explicitly set forth in the Option Agreement, Options granted hereunder may be not be exercised within two (2) years of the date the Option is granted (the “Initial Exercise Date”) whether or not the Option has vested prior to such time; provided, however, that the Initial Exercise Date will be automatically adjusted to conform with any changes under Applicable Laws so that the length of time from the date of grant to the Initial Exercise Date when added to the length of time in which Shares may not be disposed of after the Initial Exercise Date as provided in Section 7(b) below, will allow for favorable tax and social security treatment under Applicable Laws. Thereafter, Options may be exercised to the extent they have vested. Options granted hereunder will vest as the Board of Directors determines.

      An Option will be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised together with any applicable withholding taxes and social security contributions. Full payment may consist of any consideration and method of payment authorized by the Board of Directors and permitted by the Option Agreement and the Plan to the exclusion of any cashless exercise program. Until the Shares are issued (as evidenced by the appropriate entry in the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan.

(b) The Shares subject to an Option may not be transferred, assigned or hypothecated in any manner otherwise than by will or by the laws of descent or distribution before two (2) years from the Initial Exercise Date, except for any events provided for in Article 91 ter of Annex II to the French tax code; provided, however, that the duration of this restriction on sale will be automatically adjusted to conform with any changes to the holding period required for favorable tax and social security treatment under Applicable Laws to the extent permitted under Applicable Laws.

(c) Except as otherwise explicitly set forth in Section 7 of the Addendum the issued Shares may not be sold before the first event between (i) the end of a four (4) year-period since the date of grant of the Options; or (ii) the end of a three (3) year-period since the exercised of the Options.

(d) Termination of Employment Relationship: Upon Termination of an Optionee’s status as an Employee (other than upon the Optionee’s death or Disability), the Optionee may exercise his or her Option within three (3) months of Termination, or such longer period of time as specified in the Option Agreement, and only to the extent that the Optionee was entitled to exercise it at the date of Termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement).

(e) Disability of Optionee: Upon Termination of an Optionee’s status as an Employee as a result of the Optionee’s Disability, the Optionee may exercise his or her Option at any time within six (6) months from the date of such Termination or such longer period of time as specified in the Option Agreement, but only to the extent that the Optionee was entitled to exercise it at the date of such Termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement).

(f) Death of Optionee: In the event of the death of an Optionee while an Employee, the Option may be exercised at any time within six (6) months following the date of death by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Optionee was entitled to exercise the Option at the date of death.

(g) Option granted to corporate officers: In the event of Options granted pursuant to this Addendum to a French grantees who qualifies as corporate officer under French law (“mandataires sociaux”) as defined in Section 2 above, the Option Agreement shall determine (i) the portion of the Options the corporate officer will not be entitled to exercise before the end of his functions or, (ii) the portion of the Shares the corporate officer will have to hold until the end of his functions.

8. Non-Transferability of Options: An Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

9. Changes in Capitalization: If any adjustment or substitution provided for in Section 12 of the Plan to the exercise price and the number of shares of Common Stock covered by outstanding Options would violate Applicable Laws in such a way to jeopardize the favorable tax and social security treatment of this Plan together with this Addendum and the Options granted thereunder, then no such adjustment nor substitution will be made prior to the exercise of any such outstanding Option.

10. Information Statements to Optionees: The Company or Subsidiary, as required under Applicable Laws, will provide each Optionee with copies to the appropriate governmental entities, such statements of information as required by the Applicable Laws.

11. Reporting to the Shareholders’ Meeting: The Subsidiary of the Company, if required under Applicable Laws, will provide its shareholders with an annual report with respect to Options granted and/or exercised by its Employees in the financial year.